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FORM 4

[ ] Check this box if no longer subject to
    Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

(Print or Type Response)

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person(s)
                                             HumaScan Inc.    (HMSC)                          to Issuer (Check all applicable)
                                          ------------------------------ ----------------
BROUNSTEIN, DONALD B.                     3. IRS of Social Security       4. Statement for    _____ Director         X   10% Owner
----------------------------------------     Number of Reporting Person      Month/Year
(Last)   (First) (Middle)                   (Voluntary)                                       _____ Officer          _____ Other
                                                                             July 1998       (give title below)     (specify below)
129 Hillcrest Avenue
----------------------------------------
(Street)

Summit, New Jersey  07901
----------------------------------------
(City)    (State)   (Zip)


                                                                         -----------------------------------------------------------
                                                                         5.    If Amendment, Date   7.    Individual or Joint/Group
                                                                               of Original                Filing (Check Applicable
                                                                               (Month/Year)               Line)
                                                                                                          XX Form filed by One
                                                                                                             Reporting Person
                                                                                                          __ Form filed by More than
                                                                                                             One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                      Table I - Non-Derivative Securities Beneficially Owned
----------------------------------------------------- -------------------------------------------------------------------------
1.Title of Security  2.Transaction    3. Transaction    4.  Securities Acquired (A) or     5.Amount of       6.Ownership
(Instr. 3)           Date (Month/     Code (Instr. 8)       Disposed of (D)(Instr. 3, 4      Securities        Form: Direct
                     Day/Year)                              and 5)                           Beneficially      (D) or Indirect
                                                                                             Owned at End of   (I) (Instr. 4)
                                                                                             Month
                                                                                            (Instr. 3 and 4)
                                                                                            ------------------- ---------------
                                      -------- -------- ----------- ----------- -----------
                                       Code       V       Amount    (A) or (D)    Price
------------------------------------- -------- -------- ----------- ----------- ----------- ------------------- ---------------
Common Stock             7/1/98          S                  10,000      D          $2.4712                             D
------------------------------------- -------- -------- ----------- ----------- ----------- ------------------- ---------------
Common Stock             7/1/98          S                   8,800      D          $2.4375                             D
------------------------------------- -------- -------- ----------- ----------- ----------- ------------------- ---------------
Common Stock             7/1/98          S                   7,000      D          $2.5000                             D
------------------------------------- -------- -------- ----------- ----------- ----------- ------------------- ---------------
Common Stock             7/1/98          S                  11,800      D          $2.7200                             D
------------------------------------- -------- -------- ----------- ----------- ----------- ------------------- ---------------
Common Stock             7/1/98          S                   4,000      D          $2.5900       842,000(1)            D
------------------------------------- -------- -------- ----------- ----------- ----------- ------------------- ---------------
(table continued)
                                    --------------------
                                    7.     Nature of
                                           Indirect
                                           Beneficial
                                           Ownership
                                          (Instr. 4)
Common Stock
--------------                      --------------------
Common Stock
--------------                      --------------------
Common Stock
--------------                      --------------------
Common Stock
--------------                      --------------------
Common Stock
--------------                      --------------------

----------------------
(1) Includes 16,000 shares owned by Brounstein's Wife Ellen Brounstein and 1,000 shares owned by Brounstein's son Alexander Brounstein over which Brounstein does not have any voting or dispositive power and disclaims any beneficial interest with respect to such shares.

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1.   Title of Derivative  2. Conver-     3. Trans-    4. Transaction  5.    Number of       6. Date             7.  Title and Amount
     Security                sion or        action       Code               Derivative         Exercisable and      of Underlying
    (Inst. 3)                Exercise       Date         (Instr. 8)         Securities         Expiration Date      Securities
                             Price of      (Month/                          Acquired (A) or    (Month/Day/Year)     (Instr. 3 and 4)
                             Derivative     Day/Year)                       Disposed of
                             Security                                       (D)(Instr. 3, 4,
                                                                            and 5)
                                                     -------------------------------------------------------------------------------
                                                      Code      V           (A)      (D)     Date       Expira-   Title   Amount or
                                                                                             Exer-      tion              Number of
                                                                                             cisable    Date              Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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(table continued)
--------------------------------------------------------------------------------
    8. Price        9.   Number       10. Owner-         11.    Nature
       of Deriv-         of               ship                  of
       ative             Derivative       Form of               Indirect
       Security          Securities       Derivative            Beneficial
      (Instr. 5)         Beneficially     Security:             Ownership
                         Owned at         Direct (D)            (Instr. 4)
                         End of           or
                         Month            Indirect
                         (Inst. 4)        (I)(Instr. 4)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Explanation of Responses:


                        /S/ DONALD B. BROUNSTEIN                      7/8/1998
                        -------------------------------              ----------
                        **Signature of Reporting Person                  Date
                        DONALD B. BROUNSTEIN



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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